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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Thomas & Betts Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(LETTERHEAD OF MILBANK TWEED)

April 8, 2003

VIA FEDERAL EXPRESS

Dr. Martha Carter
Vice President and Director of U.S. Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

     Re: Thomas & Betts Corporation

Dear Dr. Carter:

     We are acting as special counsel to Thomas & Betts in connection with the shareholder proposal submitted by GAMCO Investors, Inc. for inclusion in the Company’s 2003 Proxy Statement requesting that the Board of Directors cancel the Company’s Shareholder Rights Plan. We have been advised that, while your organization is not yet in a position to issue a recommendation with respect to the GAMCO proposal, you do have a couple of initial concerns. The purpose of this letter is to address those concerns

     First, we understand that you would like clarification as to what type of offer will constitute a “Qualifying Offer” for purposes of the “chewable” redemption feature. To that end, enclosed is a term sheet outlining the material terms of the “chewable” redemption feature as well as the other proposed amendments. This “chewable” redemption feature was designed with the guidelines recommended in the ISS Voting Manual in mind, but the Company certainly would be willing to discuss any modifications that you think might be appropriate.

     Second, we understand that you are concerned that the Board did not commit in the Proxy Statement to adopt the three amendments to the Shareholder Rights Plan in the event that the GAMCO proposal is approved by shareholders at the Annual Meeting. Because

GAMCO’s proposal is precatory in nature and will not be binding, the Board did not want to commit to a particular course of action until it could review the actual vote and the circumstances existing at the time. However, I have been authorized to advise you that if shareholders approve the GAMCO proposal but the Board decides to keep the Rights Plan in place, the Board will nevertheless eliminate the “dead hand” provision and limit the extension of the Rights Plan to three years as described in the Proxy Statement. In addition, assuming that we can reach agreement with you on the form and content of a “chewable” redemption feature, we can also confirm that the Board will implement the “chewable” redemption feature regardless of the outcome of the vote at the Annual Meeting.

     I hope that this letter is responsive to the questions you have raised. If your schedule does not permit the conference call that the Company’s General Counsel requested in his letter to you of March 25th, please feel free to contact me if you have any questions or concerns with respect to any aspect of this letter or the attached term sheet.

     We appreciate your time and effort on this matter.

Very truly yours,

/s/ Lawrence Lederman

cc:	Shirely Westcott
Chief Policy Advisor,
Institutional Shareholder Services
J.N. Raines
Vice President — General Counsel and Secretary,
Thomas & Betts Corporation
David S. Drake
Managing Director,
Georgeson Shareholder Communications Inc.

Enclosure